News Release: IMMEDIATE RELEASE
For further information, contact:

Suzie Singer, Corporate Communications: 812.376.1917

IRWIN FINANCIAL CORPORATION ANNOUNCES

THIRD QUARTER DIVIDEND

(Columbus, IN, August 29, 2002) Irwin Financial Corporation (NYSE: IFC) today announced a dividend of $0.0675 per share to be paid on September 27, 2002, to all shareholders of record on September 13, 2002. The dividend rate is a $0.0025 per share or 3.8% increase as compared with the dividend paid in the third quarter of 2001.

Irwin Financial Corporation (www.irwinfinancial.com) is an interrelated group of specialized financial services companies organized as a bank holding company, with a history tracing to 1871. The Corporation, through its five subsidiaries -- Irwin Home Equity Corporation, Irwin Mortgage Corporation, Irwin Union Bank and Trust Company, Irwin Capital Holdings, and Irwin Ventures LLC -- provides a broad range of consumer and commercial financial services in selected markets nationwide.